For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA ANNOUNCES AGREEMENTS TO SELL

DREAMWORLD LEISURE (PAILIN) LIMITED AND TERMINATE ALL PRIOR AGREEMENTS

WITH THE COMPANY’S PARTNER IN THE OPERATIONS

Hong Kong – June 26, 2014 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or the “Company”), a gaming company focused on emerging gaming markets in Pan-Asia, today announced that it has entered into an agreement to sell 100% of the issued capital shares of Dreamworld Leisure (Pailin) Limited (“DWP”), a wholly-owned Cambodian subsidiary of the Company established for the purposes of owning and operating Dreamworld Casino (Pailin) (“Dreamworld Pailin”), to a local Cambodian individual (the “Purchaser”). In connection with the sale, the Company also entered into an agreement to terminate all previous agreements with the Company’s partner in the operations (the “Partner”), who is a relative of the Purchaser. Dreamworld Pailin, a regional casino developed and operated by the Company, opened in May 2012 and was constructed on land owned by the Partner in the Pailin Province of Northwestern Cambodia next to the Thailand border.

While operating losses for Dreamworld Pailin have narrowed in recent months, due to an inability to secure a long-term third-party table game operator, a low level of natural player traffic and the political unrest in Thailand, the Company has been exploring strategic alternatives for the property. After careful evaluation of all options, on June 20, 2014 the Company entered into an agreement to sell 100% of the issued shares of DWP to the Purchaser. The sale includes all assets of DWP with the exception of all electronic gaming machines, certain surveillance equipment and other assets excluded in the agreement and prohibits any use of the Dreamworld brand name by the Purchaser. Total consideration paid to the Company by the Purchaser will be $500,000, of which $100,000 was paid at the time of entering the agreement and the balance is to be paid in sixteen $25,000 monthly installments commencing within one month of the signed agreement. The parties expect to complete the sale transaction subject to the Purchaser’s receipt of certain government approvals, which is expected within the next few months.

In connection with the sale of the issued capital shares of DWP, on June 20, 2014 the Company and the Partner entered into an agreement to terminate the previous agreements with the Partner and all future obligations thereunder including future lease payments owed by the Company.

As previously reported, the Company recorded an impairment charge of approximately $2.5 million as of December 31, 2013 related to Dreamworld Pailin. The impairment charge represented the entire capital expenditure incurred for the property as of December 31, 2013 with the exception of those assets that the Company believes could be redeployed to other existing properties.

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EGT Enters into Agreement to Sell Dreamworld Leisure (Pailin) Limited, 6/26/2014	page 2

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT) is a gaming company in Pan-Asia engaged in the leasing of electronic gaming machines on a revenue sharing basis to the gaming industry in Cambodia and the Philippines and the development and operation of casinos and gaming venues in the Indo-China region under its “Dreamworld” brand.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos under its “Dolphin” brand.  For more information please visit www.EGT-Group.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding the completion of the sale of Dreamworld Leisure (Pailin) Limited and the Company’s expected receipt of the $25,000 monthly installment payments over the next 16 months. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk the Company may not receive all of the 16 monthly payments related to the sale of Dreamworld Leisure (Pailin) Limited and the risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 31, 2014 and subsequently filed quarterly reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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